FINAL TRANSCRIPT
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Conference Call Transcript VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company Event Date/Time: Nov. 01. 2007 / 1:30PM PT

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Kevin Waink

Bonus Capital Management - Analyst

Charles Amico

Analyst

Michael Fahey

Private Investor

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Tina and I will be your conference operator today. At this time I would like to welcome everyone to the Vitesse Semiconductor Q4 state of the Company conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there'll be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you.

Mr. Gardner, you may begin your conference.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Tina. Welcome. Thank you for joining our call today. The purpose of today's call is to provide you with an update on our business results and trends for Vitesse's fourth fiscal quarter 2007 which ended September 30th, 2007. While we're not filing financial statements at this time, we hope this call will provide you with the information needed to track our results and progress. As we announced in our last call in July and as Rich will discuss in a few minutes, we plan to file audited financial statements for our fiscal years 2006 and 2007 during the first calendar quarter of 2008.

But before we begin, I'd like to review our Safe Harbor Statement. Certain matters discussed in the conference call constitute forward-looking statements that are based on Management's current expectation and involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks include among others risks related to the previously disclosed restatement of Vitesse's financial statements and Vitesses's failure to file it's required reports under the Securities Exchange Act of 1934. Furthermore information provided during this call which is not historical in nature are forward-looking statements pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to update any forward-looking statements or to confirm those statements to actual results or change in the Company's expectations.

More than a year ago, in July 2006, we started the planning process for the year. While we're optimistic about the opportunities in front of us, we also knew we were in for a tough year. In retrospect we had no idea how tough it would be. In each of the last four quarters we reported steady progress to the goals I outlined in my first call. I'm pleased with results to report again this quarter and I'm particularly proud of the accomplishments made by Vitesse during the year. In particular during the last three months we have brought to conclusion several substantial activities that we have been managing in parallel with running the business. With the conclusion of many of these efforts near or at hand I can tell you confidently that Vitesse is a much stronger Company today than it has been at any time in our recent past.

I'd like to spend a few minutes to review for you the status of some of these activities. I'll start with the recently completed sale of portions of our Storage Product Division. As we announced previously in this transaction which closed Monday Vitesse sold to Maxim our SAS expander and enclosure management product lines. These product lines represented about $20 million in revenue in the 12 months ending June 2007. With the sale, Maxim will acquire virtually all of the development resources within our Storage Products Division. As a result we expect to reduce our operating expenses by about $2.5 million a quarter in the March quarter. Vitesse will retain several legacy product lines and continue to service its customers on these product lines, which include our radon chip and fiber channel physical air components. Coincident with this close we also retired our debt with Tennenbaum Capital, a new Whitebox advisors facility brings additional capital to the Company offers us better flexibility and reduces the interest impact to our income statement. Rich will give you the details in a moment. This divestiture is an important milestone for Vitesse. It significantly strengthens our balance sheet and more importantly allows us to focus our attention and resources into emerging markets where we already have strong position. I'll address the strategic aspect of this transaction a bit later in the call.

Next, let me discuss the status of the various litigations at the Company. On October 11th, 2007 Vitesse announced that it entered into settlement agreements with the various class and derivative action plaintiffs. The negotiating of this settlement has been a very difficult and time consuming process. The proposed settlement includes a cash payment to the settlement fund of $10.2 million, $8.75 million to be paid by Vitesse's D&O insurance and a total of $1.45 million to be paid by two of the former Executives of Vitesse. The same two former Executives will also contribute all of their shares of Vitesse common stock totaling approximately 1.3 million shares. Vitesse will contribute 2.65 million shares of Vitesse common stock and no cash to the class fund. Vitesse will also contribute 4.9 million shares of Vitesse common stock to cover the attorneys fees and expenses of the derivative plaintiff's counsel. As part of the agreement, the three former Executives of Vitesse will release the Company from all rights to future indemnification and [cost of the since] in the related SEC and Department of Justice investigations, removing a substantial, potential liability against the Company.

Vitesse also agreed to adopt certain Corporate governance measures, including among other things implementing certain policies for stock option grants and compensation decisions, incorporating greater shareholder participation in the procedures for nominating independent directors, adopting additional standards of director independence and adding a lead independent director. In addition, Vitesse will be implementing additional accounting policies, procedures and guidelines. On November 5th 2007, a hearing will be held in the U.S. District Court in Los Angeles for preliminary approval of the settlements. We expect final approvement-- approval to take between 60 and 120 days assuming the class members consent to the settlement.

As previously reported, we have filed a lawsuit against KPMG, our former independent auditing firm, for accounting malpractice resulting from audit failures. We're seeking to recover damages in excess of $100 million. It's important to note as part of the preliminary settlement agreement with the derivative plans, Vitesses' retain the right to pursue it's claim against KPMG. As is our custom and practice, we will not comment further or take questions on the status of these litigation matters.

Finally, we've continued to make progress in efforts to reconstitute our Board of Directors. As I've explained before, Vitesse is precluded by SEC regulations from calling an annual meeting of shareholders to elect directors. First we must comply with the Federal proxy rules that require tha Company to provide audited financial statements to it's shareholders prior to such a meeting. In light of our inability to hold an annual meeting to elect directors, and based on our view of reasonable industry practices, we announced on July 17th, 2007 a new plan to enable our shareholders to actively participate in the selection process to fill existing multiple vacancies on our Board of Directors. Since our last call there have been several changes in our Board of Directors. In August, Steve Hanson was named to the Board. Steve is the former CEO of On Semiconductor and a 28-year Executive of Motorola. As an independent director, Mr. Hanson will serve on the Audit and Corporate Governance Committees.

More recently, on Monday of this week, the Board of Directors named Guy Adams, Managing Director and Founder of GWA Capital Partners, as an independent Director. As a shareholder in Vitesse, Mr. Adams approached Vitesse through the Company's previously announced shareholder nominating process. He will serve on the Audit and Compensation Committees. I'm very pleased with the caliber of individuals we've been able to attract to our Board. I look forward to working with all of our new Directors. In addition, Alex Daly resigned as the Director of the Company. I'd like to take this opportunity to personally thank Alex for his long tenured service to Vitesse.

As you can see, it's been a very busy year. We've made significant progress addressing the many complex issues facing the Company. Before I give you a view of our future plans, let me turn it over to Rich to provide you details on the transactions and the results for the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. As I've said in prior investors updates, Vitesse has been aggressively working to restructure its debt as fair market terms. Today I'm pleased to report Vitesse has achieved this major milestone. As disclosed in the press release earlier this week, there are three important elements to this milestone. First, completion of the sale of SAS expander and enclosure management product lines to Maxim for $63 million in-- of potential earn out. Secondly, our $30 million convertible debt facility with Whitebox Advisors. And finally the retirement of the Tennenbaum debt facility. These are all major developments in the continued strengthening of our balance sheet which guarantees the Company has the flexibility and resources to develop winning products and to achieve our financial targets.

The specifics of the transactions are as follows: The products divested to Maxim accounted for $20 million of the Company's consumption during the 12 months ended June 30th, 2007. We received $63 million in cash from the sale and the agreement has the potential earn out of up to an additional $12 million upon achieving certain commercial milestones within Vitesse's fiscal year 2008. Secondly the Whitebox debt facility has a four year term with an option to convert at $2 a share. Also Whitebox has an option to invest an additional $15 million on the same terms. And finally Vitesse nets approximately $13 million of cash from the transactions which increases the current cash balance to over $40 million, reduces the debt by over $30 million from $160 million to $130 million, and finally reduces the quarterly debt service from $3 million a quarter to $1.2 million a quarter.

By investing $2 million in September another important milestone was also achieved with our bond holders. The covenant on the $97 million convertible diventure was reset from May 2008 to December 2012. The prior covenant required the Company to be fully compliant with the SEC financial reporting requirements by May 2008. These new terms remove the potential risk of the Company being in default. And we're making significant process in a third milestone, the audit of 2006 and '07. BDO Seidman started fieldwork in the first week of October on the 2006 and 2007 audits. Early reports on the progress of the audit indicate we are on schedule to deliver audited financials for both years by the first quarter of calendar year 2008.

Now I'll review our key operating metrics for the quarter ended September 2007. As we have said before, these results are unaudited and therefore subject to adjustment. The key operating metrics we'll-- we will discuss include consumption or sales to Vitesse's end customers, cash, working capital and capital expenditures. I'll start with the balance sheet metrics. Accounts payable remains at normal operating levels of days outstanding. However, the dollar amount did increase in the quarter to support the growing demand of our shipments. This increase is $3 million resulting in a balance at the end of the period of $16 million. Accounts receivable was down from prior quarter by $3.9 million to a balance of $8.8 million.

Due to a planned, one time permanent decrease in channel inventory, net inventory declined by $1.7 million to a quarter ending balance of $30.1 million. This is the third consecutive quarter of linear shipments which have resulted from continuous improvement in cycle times in visibility into key customer requirements. Capital expenditures for Q4 were $1 million. This was comprised mainly of new product tooling. Cash again increased for the quarter as cash from operations generated $5.2 million which is an increase from $21.2 million in the prior quarter to $26.4 million ending Q4. We expect this trend to continue.

Our income statement metrics also continue to improve during the fourth quarter. Net consumption, that is sales to end customers, increased slightly on a sequential basis to $60.9 million. This is up from the Q3 net consumption of $60.5 million. This does not include an additional $3 million of customer demand which was not shipped within the quarter due to unplanned manufacturing issues. Professional fees decreased from $3.7 million to $2.1 million a reduction of $1.6 million. This quarter's expenses were mainly due to legal fees related to the class and derivative lawsuits which were settled in the period and to temporary accounting personnel that we engaged in preparation for the push toward completing the financial audit of 2006 and 2007. Operating expenses, not including depreciation increased from $22.3 million to $23.1 million mainly due to the one time retention and incentive payouts for a timely and successful close of our gallium arsonite fab.

We are encouraged by the achievement of the major milestones I've discussed today. We continue to drive the business toward the long term financial targets shared in our last call. For your reference here again are our long term financial targets. Gross margin as 55% to 60% of revenue and of course this is dependent on gross margins, range is dependent on product mix and volume as it impacts fixed overhead. R&D as a percent of revenue is 25% to 28%. And again the range is dependent on the lead time of development in new products versus the actual revenue shipments of those products. SG&A, we have a target of 11% to 14% without depreciation. Operating income, 13% to 18% of revenue and EBITDA, 17% to 22% of revenue. With audited financials targeted for completion in the first quarter of calendar year 2008, we look forward to tracking our progress against these financial goals. That concludes the review of the key operating metrics. And now back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks, Rich. Since the results reported today constitute the end of our fiscal year 2007, I'd like to start the overview with a bit of reflection. First we continued to grow the Company in a challenging market. Top line consumption is up from $58 million in Q4, 2006 to approximately $61 million in Q4, 2007. This is despite a very significant slow down in our storage business. We have substantially improved cash flow generation during the year. Excluding finance, our cash flow in the last two quarters of fiscal 2007 was a positive $10 million, a dramatic improvement from the $36 million cash burned in the last two quarters of fiscal 2006. With the completion of our storage transaction we currently have approximately $40 million of cash in the balance sheet and we expect to continue generating cash from operations in fiscal 2008.

Next, we improved management of our inventory, reducing it by $15 million from fiscal Q4, 2006 to Q4, 2007. We've reduced our overall manufacturing cycle times particularly in probe and test which are down nearly 60% in 2007. Our shipment performance continues to improve. We've made substantial reductions in operating expenses. Operating expenses were $23.1 million in Q4, fiscal 2007, net of depreciation. This is down from $30 million in the same quarter 2006, a reduction of 23%. We've made no cuts to our core business and we have and will continue to add resources, including headcount in our focus areas to ensure that we adequately fund current, as well as future product developments. We continue to manage expenses carefully. We expect to reduce operating expenses further this quarter with the divestiture of the storage division and the closure of our 20 year old [Camrio galimarsonite fab], both of which are now complete.

So let me turn now to the market update. We've seen a nice turn around in network and Enterprise segments over the last two quarters, particularly in Asia. Our backlog is solid going into Q1, slightly improved relative to the prior quarter. Design wins continue on a good trend. we captured many new wins in core and Metro-Optical applications, as well as some new wins in SME and high-end Enterprise applications. In the quarter our top 10 customers again represented just over 50% of the total business and again, we had no customers over 10% in the quarter.

Let me talk a little about the individual product divisions. Network products continues to be our largest division. It was up about 11% sequentially representing about 60% of the business. We're experiencing a strength in our boards that started in Q3 and generally continued through the quarter. This improved shipments during the quarter. We have a healthy backlog as we enter Q1. The improved market conditions seem broadly based. As we said last quarter we continue to believe this is a result of reduced inventories as well as completion of several large consolidations within the industry.

We sampled three new products during the quarter. I discussed some of these products in prior calls. There're important because all three are excellent examples of products that serve both our traditional Carrier Networking business as well as overlap into the high-end Enterprise market. The first product, our VSC3406, is the next generation of our Signal Integrity product line. This new generation has some very unique features, including best-in-class signal equalization and signal visualization that enables very high density back plains in server, storage and router applications. In fiscal 2007, we shipped over $15 million in Signal Integrity products, up 50% from fiscal 2006. Based on current design wins and traction with new projects-- products such as the 3406, we expect greater than 30% annual growth in this segment in fiscal 2008.

We also sampled our next generation high detention 24-port gigabit Ethernet Media Access Controller to several large customers. The Barrington II is an upgrade to our broad line of high density Ethernet MAC. This product has best-in-class features used in both Enterprise and Carrier Ethernet applications. Sales for our MAC product line exceeded $6 million in fiscal 2007 up about 15% from 2006. We expect this growth to accelerate in 2008 as we currently have a very broad range of tier one and tier two customers who are just now ramping into production. To date, most of this business has been reported under our Ethernet products division. Although sales of MACs products have been growing fastest in our traditional carriers markets where we now sell to eight of the 10 top OEMs. In fiscal 2008, sales in the Carrier Ethernet customers will likely exceed Enterprise sales.

A third product recently sampled is our second generation 10 gig Ethernet Electronic Dispersion Compensation IC, the VSC8242. I mentioned this product briefly last quarter. We continue to see very high interest for this product for two distinct applications. First it's used on line cards for 10 gigabit Ethernet SR and LRM applications in conjunction with next generation SFP plus optical modules. Second, it's used in single mode fiber long reach applications. Based on feedback from customers, we believe that our product demonstrates best-in-class performance and lower power dissipation than competitive products. The prior generation product, the VSC8238 continues it's very successful production ramp. We shipped nearly $1 million of this product in the quarter and expect this ramp to continue as 10 gigabit Ethernet penetration in the network increases. We believe we will see the volume associated with the current generation product for the next several years while we go through a slow transition to the next generation optical modules based on the SFP plus form factor.

All three of these products will have substantial shipments in fiscal 2008. They all have multiple tier one and tier two design wins in place. They all serve large, fast growing segments of our business. Again it's important to note the overlap of these products across a broad range of customers in both Carrier Ethernet Networking and Enterprise Markets. Our Ethernet products division showed a moderate slow down during the quarter. EPD represented 20% of our business down slightly from 22% in the prior quarter. As I explained last quarter, we saw substantial, unrepeatable grow in fiscal Q3. So while the EPD was down sequentially, it is still up 13% from our Q2 quarter. In fact demand has been very strong and shipments in Ethernet were impacted by our ability to deliver products.

We had over $3 million of backlog slip into the Q1 '08 quarter as a result of unanticipated yield and delivery issues caused by two of our foundries. We are unable to recover these delays during the quarter but we anticipate being able to do so in the current quarter. We continue to see strong demand in gigabit Ethernet IC solutions in SME switching 802.11G,N wireless routers and gigabit Ethernet passive optical networks, were we feel we have solid market share. Our sparks family of 5 and 8-port switches had record shipments in the quarter and we have strong backlog going into Q1. In this segment we sampled our next generation product. An gigabit Ethernet Router-on-a-chip and we've already recorded our first design wins.

We also saw solid demand from our higher port count, 16 and 24-port switch solutions, as well as our highly integrated quad and optical copper fiber products. Our latest Ethernet switch technology, Estacks34 incorporates an innovated Vstacks smart switch stacking capabilities. Vstack improves fail over switch times by up to 10 X compared to competitive solutions, resulting in less data interruption and improved quality of service. This is critical in applications such as distribution of HDTV. First OEM products are expected to hit the market this quarter based on Estacks34 (inaudible).

Storage represented about 20% of the business during Q4, down from 23% in the prior quarter. We announced the sale of portions of our Storage Product Division. Our SAS expander products and enclosure management products go to Maxim with materially all the development resources targeted at these segments. Not counting these products, we expect SPD to contribute approximately 15% of our total business in future quarters. This business split is about 40/60 between our raid-on-chip products and our fiber channel port bypass circuits, (inaudible) and back plane components. We continue to expect a slow decline through much of fiscal 2008.

As we embark on our new fiscal year, I'd like to spend a moment to review our strategic direction. Telecom and cable carriers, both wired and wireless are breaking down the access network bandwidth bottleneck. As fast as bandwidth is made available, innovative providers are creating new revenue generating services to use that bandwidth. This new generation of services is primarily Ethernet and packet-based. But it must be delivered with customary carrier class reliability, maintain ability and performance. Vitesse has a long history of providing carrier class component solutions to telecom equipment manufacturers. Coupled with our prudent expertise in Ethernet, high speed physical layer transport and Signal Integrity, it clear to Vitesse's uniquely positioned offer carrier class component solutions to make next generation networks a reality.

Based on these new opportunities, Vitesse will focus its resources on two major markets. The Metro and Core Carrier Networking market and the Enterprise market including Ethernet Switching and Networking. These two markets represent an IC TAM of well over $2 billion. They are forecasted to grow at double-digit rates.We will support this improved market focus with a new streamlined organization. We have recently realigned the Company eliminating our independent product divisions to organize along functional boundaries. Our development organizations have been combined to sharpen our ability to address the most important opportunities and to reduce the duplication of effort that existed in our division-based organization. These changes have been in place for the past quarter and have already generated improved efficiencies.

Our marketing and sales groups are now focused on the customers in our two primary markets bringing a new level of service and responsiveness to the customers that will lead our growth for the coming years. We've already seen benefits from these efforts. Our refocused product road map has been shared and validated with our primary customer base. Our development teams have been deployed more efficiently to deliver against this road map. I'm encouraged with the progress that we've made and the customer acceptance and validation of our new strategy. I'm confident that our new strategies will provide the Company significant future growth opportunities.

In summary, from an operational, financial and strategic perspective we continue to make steady progress. We continue to improve our financial performance, strengthen our customer relationships and execute world class, next generation product. With many of the difficult distractions now behind us, we are now free to focus our energies on executing our new strategy. I'd like to thank all the employees of Vitesse for their continued efforts that made 2007 a good year. This concludes the update and I'd like to turn it over to Tina for questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) Your first question will come from the line of [Kevin Waink] with Bonus Capital Management.

Kevin Waink - Bonus Capital Management - Analyst

Congratulations on all the achievements over the last year.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you.

Kevin Waink - Bonus Capital Management - Analyst

A couple of questions, the first is, given-- some of the information given on the call, in terms of current operating expenses or operating expenses in the latest quarter, and it would appear that you're either at or very close to the longer term operating model or at least the lower end of that. Is that correct?

Rich Yonker - Vitesse Semiconductor - CFO

That's right.

Kevin Waink - Bonus Capital Management - Analyst

Okay. The second question is having audited financials sometime in the first calendar quarter of '08 could be either two months from now or five months from now which is quite a window at this point and so, what would allow it to be two months from now and what would allow it, or have it end up being five months from now?

Rich Yonker - Vitesse Semiconductor - CFO

Well again we've just started the-- or BDO has just started the fieldwork, so we're just engaged in terms of giving the information on '07. They'll make progress to that and we'll give them the information on '06. So it's a matter of the puts and takes of answering the questions and going for the information, if it progresses faster because there's less questions than there is clarity and the auditors feel comfortable, we'll be at the front end of that window. But right now it's hardly two weeks into the actual data review, there were a couple of weeks of planning once they started the fieldwork. So we're at the front end of the process. But everything looks good at this point, and we'd like to be at the front end of that window, but as we wade through the audit, that's the, the sensitivity around when we can complete.

Kevin Waink - Bonus Capital Management - Analyst

Okay, how much of the work can be done together or for '06 and '07 can be done at the same time, or does '07 not able to start until '06 is done?

Rich Yonker - Vitesse Semiconductor - CFO

Actually we started with '07 and work backwards. So no you don't do them in parallel, you do them sequentially.

Kevin Waink - Bonus Capital Management - Analyst

Okay, and then one last question. Where do you think inventories will ultimately go when you're completely happy with levels there?

Rich Yonker - Vitesse Semiconductor - CFO

We really don't give forward-looking guidance on this.

Kevin Waink - Bonus Capital Management - Analyst

Okay. Thanks for your help and congratulations on everything you've accomplished.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, a lot.

Operator

(OPERATOR INSTRUCTIONS) Your next question will come from the line of [Charles Amico].

Charles Amico Analyst

Hi guys, and congratulations again. I'm just very impressed with what you've been able to do in a relatively short time, given the situation that you all face. So I-- you should take a little bow on that. So congratulations.

Rich Yonker - Vitesse Semiconductor - CFO

Well thank you.

Charles Amico Analyst

I had couple questions and they're both-- actually for both of you. And you'll know which ones go to who. So let me just rattle them off, maybe you can make a note, and then respond and I'll listen to your answers. I'm interested in current HUD count levels. And I'm interested in attrition rates and attracting talent. I noticed on your website that you have like 9, 10 positions or something in the last weeks or so. And so what I'm wondering is are you finding talent, are you being able to attract it, the current headcount that you have, is it close to what you want to have, and what has been the attrition rate given the turmoil over the last year?

And the second part of it is, has to do with your revenues from Asia, specifically in China even more specifically. Does that look like its ramping or is that pretty steady? And the third part of it is around, it looks like your cash flow positive, at least from what I got from hearing it, but I have no sense on if this-- if these were somehow, and they're not, I understand that, but just from a speculative point of view, how close are you to profitability? Those are my questions.

Chris Gardner - Vitesse Semiconductor - President, CEO

All right, this is Chris, let me take the first two. So our headcount today is a little over 450 people and that's after the reduction of SPD. In terms of attrition, we talked about attrition in the past phone calls. We did see some higher levels of attrition at Vitesse a couple quarters ago. We've actually seen one or two quarters where we had slight spikes. They're probably not out of line with what a typical pec company sees. Attrition at Vitesse I think has historically been very low because of the technology we're in, and some of the locations that we have. Right now our attrition rate is down to historical norms. So not a, not a big concern for us now and certainly we expect that to get better here as the financials continue to improve.

In terms of talent, I've actually been very pleased with the talent we've been able to attract both on the engineering side. We've added a lot of folks on the financial side over the last year. And even on the, on the Board side. So I think a lot of people recognize that we're making some pretty good progress at the Company and we're starting to generate a reasonable story that people want to be a part of.

Second question on Asia revenue, Asia revenue was up slightly in the quarter and some of that again, was impacted by the inability to ship as much as there was demand. So I think we would expect that trend, upward trend to continue. That number, I don't have specifically in front of me, but I think it's approximately 40% of our revenue going into Asia up a couple of points. And I'll let Rich address the third question.

Rich Yonker - Vitesse Semiconductor - CFO

Which is on cash flow and as I said, we're again, positive this quarter in terms of operations generating cash, and again from a-- commenting on profitability, we don't list that as a factor, perhaps for obvious reasons because we don't have audited results. So can't comment on that, but the moving pieces are all there and you get some direction of where we're at on the last part of that question.

Charles Amico Analyst

Great, thank you very much.

Operator

And we have no further questions at this time.

Chris Gardner - Vitesse Semiconductor - President, CEO

Okay, if there's no further questions, I would -- looks like we may have one.

Operator

Yes we do. And your next question will come from [Michael Fahey] with Private Investor.

Michael Fahey Private Investor

Hi guys, thanks again on the update. Congratulations on your progress. I was just curious if there was any update on the sale of the Colorado facility?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, we-- there's no formal update. We are in discussions, I guess I'd call them negotiations to sell the building. So we've been here before, a couple of times. And so we're hesitant to really talk too aggressively about that. But I'd say we're hopeful that we'll be able to get the building sold over the next, probably 120 days or so.

Michael Fahey Private Investor

Great, thank you very much.

Operator

(OPERATOR INSTRUCTIONS)

Chris Gardner - Vitesse Semiconductor - President, CEO

All right, well if there's no additional questions, I'd like to thank everyone for their time and Tina I'll turn it over to you.

Operator

Thank you, sir. Ladies and gentlemen this does conclude today's teleconference, you may all disconnect.

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